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   FORM 3
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                  UNITED STATES SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

     Feld                     Charlie
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   (Last)                     (First)              (Middle)

    c/o Interliant, Inc.
    Two Manhattanville Road
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                                    (Street)

     Purchase                   NY                    10577
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   (City)                     (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     5/22/01
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Issuer Name AND Ticker or Trading Symbol

     Interliant, Inc.   INIT
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5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

          Director
          --------
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6.   If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person

     [_]  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

Comon Stock, $0.01 par value             750,000                     I                     FN 1
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



                                                                          (Over)
(Form 3-07/98)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

Warrants to purchase     8/20/00   7/31/03          Common Stock, $0.01     180,000      $13.06         I              FN 1
 Common Stock                                           par value
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Options to purchase        FN 1    6/20/11          Common Stock, $0.01     2,000,000    $1.00          I              FN 1
 Common Stock                                           par value
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:
FN 1: A consulting agreement with The Feld Group, Inc., of which Mr. Feld is the
      President, CEO and a director, dated 8/10/00 and amended 5/22/01, provides for the issuance of 750,000 shares, options to purchase 2,000,000 shares (granted 5/22/01) which vest in 48 equal monthly installments beginning 6/20/01; and warrants (granted 8/10/00) to purchase up to 180,000 shares. All such securities have been or will be issued to an affiliate of The Feld Group, Inc. Mr. Feld disclaims beneficial ownership of these securities.



By:         /s/ Charlie Feld                             June 8, 2001
    -----------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

*    If the form is filed by more than one reporting  person,  see  Instruction
     5(b)(v)

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient
       SEE Instruction 6 for procedure.


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